Exhibit 10.60

MASTER SERVICES AGREEMENT

This Master Services Agreement (this “Agreement”), dated as of October 1, 2018 (the “Effective Date”)

BETWEEN:

PAYPAY CORPORATION, a Japanese corporation with its principal place of business at 1-3 Kioicho, Chiyoda-ku, Tokyo 102-0094, Tokyo Garden Terrace Kioicho, Kioi Tower (“PayPay” or “Customer”)

and

PAYTM LABS INC. a Canadian corporation with its principal place of business at 1 Richmond Street West, Toronto M5H 3W4 ON (“Paytm” or “Supplier”, and together with PayPay, the “Parties” and each a “Party”).

WHEREAS PayPay wishes to engage Paytm to provide Paytm certain products and services from time to time for PayPay’s payment solution in Japan;

WHEREAS Paytm is a supplier of various products and services in respect of payment processing and AI driven software systems and wishes to provide its products and services to PayPay from time to time;

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for the mutual benefits to be derived from this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree, under this Agreement which sets forth the principles and ground rules for the Parties agreed with regard to the current and future products and services, as follows:

ARTICLE 1

SCOPE OF SERVICES; NEW SERVICES; CHANGES

1.1	Definitions

1.1.1	Capitalized terms used herein and not otherwise defined will have the meaning as set out in this Section.

“PAI System Data” constitutes Analytics of how system is performing functionally such as rule effectiveness and model effectiveness; diagnostics information pertaining to system operation such as uptime of system, average response time of each API etc; software usage information such as number of system users, average number of rules evaluated; and any predefined rules and their parameters.

“Operational Information and Data” constitutes user and merchant app interaction, device data, demographic profile and transaction data; any specialized knowledge that customer builds on how to operate licensed system for further development and innovation in their business; and other relevant information, specified in the SOW.

“Agreement” means this agreement, including its recitals and Schedules annexed hereto or otherwise incorporated herein, and all Statements of Work and Change Orders entered into pursuant hereto, as amended from time to time.

“Applicable Law” means any domestic or foreign law, rule, statute, subordinate legislation, regulation, by-law, order, ordinance, protocol, code, guideline, treaty, policy, notice, direction or judicial, arbitral, administrative, ministerial or departmental judgment, award, decree, treaty, directive, or other requirement or guideline published or in force at any time during the Term which applies to or is otherwise intended to govern or regulate any Person (including any Party), property, transaction, activity, event or other matter, including any rule, order, judgment, directive or other requirement or guideline issued by any governmental or regulatory authority.

“Customer Property” means all:

(i)

all products, hardware, software, Systems, Content, Documentation, Confidential Information, Trade-marks, information or Intellectual Property Rights (including business rules, business processes and business process flows) that are or have been acquired, procured, created, provided, developed or delivered by Customer (whether alone or jointly with one or more Persons independent of the Services) or created or developed for, or licensed to, any Customer by other Persons; and

(ii)

all tangible and intangible copies of information provided by Customer pursuant to this Agreement or otherwise in connection with the Services, including all records, and any tangible or intangible copies thereof made by Supplier in the performance of the Services.

“Change Order” has the meaning set out in Section 1.6.3.

“Claim” means any actual, threatened or potential civil, criminal, administrative. regulatory, arbitral or investigative demand, allegation, action, suit, investigation or proceeding or any other claim or demand.

“Confidential Information” means all non-public information disclosed by either Party, including its Affiliates, or their agents (the “Disclosing Party”) to the other Party, including its Affiliates, or their agents (the “Receiving Party”) that is designated as confidential or that, given the nature of the information or the circumstances surrounding its disclosure, reasonably should be considered as confidential. Confidential Information includes, without limitation, (a) non-public information relating to the Disclosing Party’s technology, products, services, processes, data, customers, business plans and methods, promotional and marketing activities, finances and other business affairs, (b) Third Party information that the Disclosing Party is obligated to keep confidential, and (c) the terms of this Agreement, but does not include any information that (i) is or becomes publicly available without breach of this Agreement, (ii) was known by the Receiving Party prior to its receipt from the Disclosing Party, (iii) is lawfully disclosed to the Receiving Party from any third party without an obligation of confidentiality with respect thereto, (iv) has become known publicly, without fault of the Receiving Party, subsequent to disclosure by the Disclosing Party, or (v) is independently developed by the Receiving Party.

“Content” means works, data, text, information, audio, video, Trade-marks, domain names or other distinguishing features, graphics, advertisements, graphical user interface elements and designs, photography and other works, in any form or medium whatsoever.

“Control” means, with regard to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise.

“Disabling Code” means any virus, Trojan, worm, logic bomb, drop-dead device, backdoor, shutdown mechanism, expiry code or similar software, hardware, System or combination of any of the foregoing that is intended or designed to, is operable to, is likely to or has the effect of disabling, deleting, erasing, denying authorized access to, permitting unauthorized access to, repossessing, damaging, destroying, corrupting or otherwise affecting or interfering with the provision of Services or the normal use of any of Supplier’s or Customer’s hardware, software or Systems (including any Documentation) or any data or files on or used in conjunction with any of the aforementioned.

“Documentation” means all written instructions, user and technical manuals, reference guides, training materials, release notes, installation notes, descriptions, specifications, and any other materials, in paper, electronic or any other form, that describe the requirements, features, functions, support, maintenance and/or use of Services..

“Encumbrances” means pledges, liens, charges, security interests, leases, title retention agreements, mortgages, restrictions, development or similar agreements, easements, rights-of-way, title defects, options or adverse Claims or encumbrances of any kind or character whatsoever.

“Incident” means errors in the provision of Services, malfunctions, irregularities or any other actual or potential failure or other degradation of all or part of Services that results in Services not conforming to. or performing in accordance with, all or part of the applicable specifications

“Intellectual Property Rights” means:

(i)

any and all proprietary rights anywhere in the world provided under: (A) patent law; (B) copyright law (including moral rights); (C) Trade-mark law; (D) design patent or industrial design law; or (E) any other statutory provision or common law principle applicable to this Agreement, including trade secret law, that may provide a right in either hardware, software, Content, Documentation, Confidential Information, Trade-marks, ideas, formulae, algorithms, concepts, inventions, processes or know-how generally, or the expression or use of such hardware, software, Content, Documentation, Confidential Information, Trade-marks, ideas, formulae, algorithms, concepts, inventions, processes or know-how;

(ii)	any and all applications, registrations, licences, sub-licences, franchises, agreements or any other evidence of a right in any of the foregoing; and

(iii)

any and all licences and waivers and benefits of waivers of the Intellectual Property Rights set out in (i) and (ii) above, all future income and proceeds from the Intellectual Property Rights set out in (i) and (ii) above, and all rights to damages and profits by reason of the infringement or violation of any of the Intellectual Property Rights set out in (i) and (ii) above.

“Losses” means any and all damages, Claims, fines, penalties, deficiencies, losses, liabilities (including settlements and judgments), costs and expenses (including interest, court costs, reasonable fees and expenses of lawyers, accountants and other experts and professionals or other reasonable fees and expenses of litigation or other proceedings or of any Claim, default or assessment).

“Modify” means to add to, enhance, adapt, reduce, change, replace, update, upgrade, create fixes or enhancements for, revise, transform or improve, or to develop derivative works and the term

“Modification” has a corresponding meaning and includes, for greater certainty, all fixes and enhancements.

“New Service” means any Service requested by Customer in accordance with this Agreement that: (a) is not included in the scope of Services under this Agreement at the time of such requests; and (b) is does not fall in the category of change as mentioned in Section 1.6.

“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate or governmental or regulatory authority, and where the context requires, any of the foregoing when they are acting as trustee, executor, administrator or other legal representative.

“Personal Information” means information about an identifiable individual or other information that is subject to any privacy law.

“Services” has the meaning set out in Section 1.2.

“Service Levels” has the meaning set out in Section 1.3.1(a).

“Statement of Work” or “SOW” means the statements of work attached to this Agreement, as of the Effective Date, and any additional statements of work prepared and executed in accordance with Section 1.44, all as amended from time to time, which shall list the details as applicable, including: (a) the Services to be provided under this Agreement; (b) specifications; (c) project milestones; (d) fees and payment terms, and (f) any special terms or conditions governing the services. The provisions of SOW supersede the provisions of this Agreement in case of setting out details or specifications and in case in which the provisions of this Agreement and SOW contradict or are in conflicts.

“Supplier Property” means, collectively, all products, hardware, software, Systems, content, Documentation. Confidential Information, Trade-marks, information or Intellectual Property Rights (including business rules, business processes and business process flows) that (a) were in existence and owned by Supplier before the Effective Date; or (b) were acquired, procured, created, provided, developed or delivered by Supplier (whether alone or jointly with one or more Persons, other than Customer or a Person on behalf of Customer) or created or developed for or licensed to, any Supplier Group Member or Supplier subcontractor by other Persons after the Effective Date other than in connection with this Agreement, and of all Intellectual Property Rights therein. Supplier Property specifically excludes all Customer Property.

“Supplier Systems” means the Systems that are owned, used or held by any Supplier Group Member or Supplier subcontractor.

“System” means any combination of hardware and software, including any telecommunications lines or other networking devices used to link such combination of hardware and software.

“Supplier Group Members” means Supplier and its authorized vendor/contractor acting on behalf of supplier when specifically authorized to do so, and “Supplier Group Member” means any one of them, as the context indicates.

“Term” means the period of time set out in Article 8 of this Agreement.

“Trade-marks” means trade-marks, trade-names, brands, trade dress, business names, domain names, designs, graphics, logos and other commercial symbols and indicia of origin whether registered or not and any goodwill associated therewith.

“Third Party” means a Person who is not a Party.

“Tax” or “Taxes” means all federal, state, provincial, territorial, county, municipal, local or foreign taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, franchise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments, royalties, duties, deductions, compulsory loans or similar charges in the nature of a tax including pension contributions required under provincial or foreign Applicable Law, employment insurance payments and workers compensation premiums, together with any instalments, and any interest, fines, penalties, or addition to tax imposed by any governmental or regulatory authority, whether disputed or not.

“Transition Out Services” means the Services and obligations set out in a SOW relating to: (a) the cessation or wind-down of a Service; or (b) the transition by or for Customer from any Service to a new, alternative or related deliverable or service to be provided by or for Customer by another Person.

1.2	Definition of Services

Supplier will, on the terms and conditions set out herein and in each applicable SOW, perform the services and provide the applicable software, hardware, technology and fulfill other obligations (including the provision, delivery, testing and acceptance of such deliverables and any agreed upon Transition Out Services) (collectively, the “Services”). For the avoidance of doubt, Customer may let its contractor(s) use or exploit any of the Services, on condition that the use and access by such contractor(s) is limited to the scope of Customer’s business.

1.3	Specifications, Service Levels and Incident Management

1.3.1	Supplier shall:

(a)

provide Services in accordance with all applicable specifications and perform and provide each Service in a manner that meets or exceeds all applicable service levels set out in the SOW for such Service (“Service Levels”);

(b)	discuss and determine with Customer the Service Levels for each Service is set forth in an individual SOW applicable; and

(c)	comply with the obligations with respect to the investigation, reporting and remediation of Incidents.

1.3.2

Supplier’s failure to perform in accordance with this Agreement shall be excused if and to the extent such Supplier non-performance is directly attributable to an act or omissions of Customer or a Customer Service Supplier performing obligations on behalf of Customer under this Agreement or a Force Majeure Event.

1.4	New Services and Statements of Work

1.4.1

Customer may, from time to time, in its discretion, request that Supplier provide Customer with New Services. Each request for a New Service will be negotiated by the Parties acting in good faith. The Parties will identify each New Service and the terms and conditions relating to each New Service in a SOW.

1.4.2

Each SOW will be duly executed as an amendment to this Agreement in accordance with Section 11.10 (Amendments and Waivers) and supersedes the provisions of this Agreement in case of setting out details or specifications and in case in which the provisions of this Agreement and SOW contradict or are in conflicts.

1.5	Quotation Process and Change Management Procedures

Each request for a New Service or change will be made and implemented only in accordance with necessary the quotation and implementation plan provided by Supplier for the New Service or change.

1.6	Changes

1.6.1	Ordinary Changes to Services

(a)

Supplier will make those operational changes, whether initiated by Customer or Supplier, that are required to accommodate all in-scope changes made in the ordinary course of the operations and activities of Customer in respect of Services under this Agreement that require no additional charge or costs to Customer.

(b)

If the change initiates an activity in accordance with Customer’s request for maintenance of the Supplier’s System and/or Service (each such request, a “SSR”), such SSR will be applied by Supplier. Supplier shall provide Services in accordance with the SSR without any cost or expense.

1.6.2	Non-Standard Changes to Services

(a)

A request for change by a Customer, which covers items specially requested by Customer and created and provided in strict accordance with such Customer request, shall be included in a non-standard service request (“NSSR”).

(b)

Customer shall submit a NSSR, and Supplier shall respond to such NSSR by providing a timely quotation and implementation plan, and if the Parties deem necessary, the Parties will execute an amendment to the applicable SOW prior to the execution of the NSSR by Supplier.

1.6.3

If a change involves an amendment to any provision of this Agreement or a SOW, the Parties must execute a formal amendment to this Agreement or the SOW in accordance with Section 11.10 (Amendments and Waivers) of this Agreement. All changes to SOWs will be referred to as “Change Orders.”

ARTICLE 2

MILESTONES AND MILESTONE DEADLINES; ACCEPTANCE

2.1	Project Plan, Milestones and Milestone Deadlines

The Parties may, pursuant to a SOW or Change Order, agree on a Service completion Milestone in respect of such Services.

2.2	Customer Obligations

2.2.1

If Customer fails to complete any conditions imposed on the Customer as defined in a SOW, then any obligation of Supplier identified in the applicable SOW will be extended upon the good-faith discussion.

2.2.2

If any obligation of Supplier is extended under Section 2.2.1, attributable solely and directly to Customer failure, Supplier shall invoice and Customer shall pay Supplier the fees incurred by Supplier in respect of Supplier’s extension.

2.3	Acceptance

Supplier will deliver, install and/or provide access to the Services as described in the SOW. Unless otherwise set out in a SOW, the Services will be deemed accepted by Customer after the earlier of (i) performance of acceptance testing if or as described in the SOW, or (ii) 1 month after the completion of applicable Service.

ARTICLE 3

ENGAGEMENT MANAGEMENT; PERSONNEL REQUIREMENTS

3.1	Responsibility as Prime Contractor

3.1.1

Supplier acknowledges and agrees that Supplier is the prime contractor delegated to perform Services set out in Section 1.2. and is responsible for the performance of the Services in accordance with this Agreement.

3.1.2

For each SOW, the Parties will appoint a key contact respectively who shall act as lead relationship managers responsible for interfacing with the other Party in respect of their obligations, reporting and escalation of issues.

3.2	Subcontracting

3.2.1	Supplier shall not delegate or subcontract all or any part of the Services, unless Supplier obtains Customer’s prior written consent on such delegation or subcontract.

3.2.2

The delegating or subcontracting of all or any part of Supplier’s obligations set out in this Agreement to any Supplier subcontractor shall not relieve Supplier from any obligation or liability under this Agreement. Supplier will remain responsible and liable for the performance of all or any part of its obligations set out in this Agreement performed by any Supplier subcontractor to the same extent as if such obligations were performed by Supplier. Supplier shall supervise any activities performed by any Supplier subcontractor or delegated persons.

ARTICLE 4

FEES AND PRICING PRINCIPLES

4.1	Fees

Subject to the provisions of Article 6 (Taxes), Customer will pay to Supplier the amounts set out in respect of Services in consideration for the performance by Supplier of Supplier’s obligations under each SOW, as amended from time to time through written Change Orders.

Supplier may charge Customer fees for changes requested by Customer and as agreed upon in a Change Order signed by both Parties under Section 1.6.3

4.2	Non-Exclusive Relationship

Customer acknowledges and agrees that Supplier is not providing Services exclusively to Customer.

4.3	Pricing Principles for Transition Out Services

4.3.1

In case of Supplier’s request for termination for Supplier’s convenience pursuant to Section 8.4, Supplier shall provide necessary services for Customer to continue business operation at the same level as the current Period or Term for the agreed periods in each SOW (Transition Out Services).

Supplier will provide Transition Out Services, The terms and conditions applicable to Transition Out Services including all rights, license, consents and authorizations granted by Supplier to Customer hereunder, as well as the fees, shall be the same as the current terms or periods.

4.3.2	Refund, Credit or Discount

Any Customer entitlement in respect of a refund, credit or discount pursuant to any provision of this Agreement or a SOW must be claimed. or otherwise forfeited, by Customer within 10 business days following the end of the month in which such entitlement arose by giving Supplier a written notice describing the failure. The refund, credit or discount will be distributed among all such applicable invoices in proportion to their value in accordance to Section 4.4 (Invoicing and Payments).

4.4	Invoicing and Payments

Supplier will invoice Customer for the fees payable pursuant to each SOW or Change Order, and report on such fees, in a timely manner as agreed upon. Customer will pay all undisputed invoices by the end of the month subsequent to the receipt of such invoices.

4.5	Disputed Fees

Within fifteen (15) days of Customer’s receipt of an invoice on which a disputed amount appears, Customer will notify Supplier in writing of the specific amounts that it disputes, which notice will describe in detail Customer’s reason for disputing each such amount. Within five (5) days of Supplier’s receipt of such notice, the Parties will refer the dispute to nominated senior executives of each Party and to the extent such dispute is not resolved within a further thirty (30) days, the Parties may take any action as applicable under the circumstances in respect of a claim.

ARTICLE 5

TAXES

5.1	Tax Responsibility

Customer and Supplier will each be responsible for, and will pay timely basis, all their own Taxes as imposed on them respectively. Customer will remit the after-tax amount after deducting the relevant tax amount, including but not limited to the Japanese withholding tax.

ARTICLE 6

OWNERSHIP

6.1	Ownership of Customer Property

6.1.1

Customer is and will be the exclusive owner of all Customer Property and all rights, including all Intellectual Property Rights, title and interest therein, including all, Operational Information and Data, and other information as defined in Article 1.1.1.

6.1.2

Supplier will acquire no rights to any Customer Property other than the licence rights that may be expressly agreed herein or pursuant to a SOW. Supplier agrees that it will not transfer, out of Japan, any information or data which fall in the scope of information under Section 6.1.1 above. Supplier agrees that it shall keep Customer Property and Services free, clear of all Encumbrances.

6.2	Ownership of Supplier Property

6.2.1	As between the Parties, Supplier is and will be the exclusive owner of all Supplier Property and all Intellectual Property Rights therein.

6.2.2

All right, title and interest, including all Intellectual Property Rights, as created in the course of the creation and development, provisioning of Service pursuant to this Agreement, unless explicitly agreed to the contrary, shall be deemed to be Supplier Property and will vest in Supplier, immediately upon creation and regardless of the state of completion of such Supplier Property.

6.2.3	Customer will acquire no rights to any Supplier Property other than the licence rights expressly granted under or in respect of this Agreement.

6.2.4

Customer agrees that Supplier and its licensors own all PAI Systems Data and the Intellectual Property Rights therein, subject at all times to Customer’s ownership in the Customer Property and the Customer Confidential Information.

ARTICLE 7

CONFIDENTIALITY AND PRIVACY

7.1	Confidentiality Covenant

7.1.1

Receiving Party will not use, reproduce, disclose, provide access to, transfer or otherwise make available any Confidential Information of the Disclosing Party for any purpose, other than as and to the extent expressly permitted under this Agreement or as may be reasonably necessary for the exercise of its rights or the performance of its obligations set out in this Agreement.

7.1.2	Receiving Party will take all measures required to maintain the confidentiality and security of all Confidential Information of the Disclosing Party that it handles.

7.1.3	Each Receiving Party may disclose Confidential Information of the Disclosing Party:

(a)

to the extent required by a governmental or regulatory authority or otherwise as required by applicable law, regulations or rules (“Applicable Law”), provided that the Receiving Party must first give the Disclosing Party reasonable notice of such compelled disclosure, if permitted by Applicable Law to do so, to allow the Disclosing Party to have an opportunity to take such steps as it desires to challenge or contest such disclosure or seek a protective order) subject to Section 11.7 (Public Announcements);

(b)	to its (and its Group Members’) professional advisors, employees, agents and independent contract personnel; and

(c)	where Customer is the Receiving Party, to potential and actual permitted assignees or successors and to Customer Service Suppliers and prospective Customer Service Suppliers;

but only to the extent required to enable the recipient of the Confidential Information to provide professional advisory services, exercise their rights or perform their obligations under this Agreement, as applicable, and only if such Person is subject to or bound by confidentiality provisions at least as restrictive as those set forth herein.

7.2	Consent to Injunctive Relief

Each Party acknowledges and agrees that a breach or threatened breach by such Party of any of its obligations under Article 7 and Article 8 herein would cause the other Party irreparable harm for which monetary damages would not be an adequate remedy and agrees that, in the event of such breach or threatened breach, the non-breaching Party will be entitled to seek equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from any court of competent jurisdiction, without any requirement to post a bond or other security, or to prove actual damages or that monetary damages are not an adequate remedy. Such remedies are not exclusive and are in addition to all other remedies that may be available at law, in equity or otherwise.

ARTICLE 8

TERM AND TERMINATION

8.1	Term of Agreement

8.1.1	This Agreement will begin on the Effective Date and its term will continue until March 31, 2022 (the “Initial Term”).

8.1.2

This Agreement shall be automatically renewed on the terms and conditions herein for additional renewal terms of one (1) year each (“Subsequent Term”, and together with the Initial Term, the “Term”) unless a Party provides notice to the other Party that it does not wish to renew this Agreement at least one hundred eighty (180) days prior to the end of the Initial Term or the then-current Subsequent Term.

8.2	SOW Term

Each SOW will remain effective in accordance with the term of the SOW (“SOW Term”).

8.3	Termination for Cause

8.3.1	Either Party may terminate this Agreement or SOW (in each case, in whole or in part) for cause, by providing notice to the other Party of such termination in each of the circumstances set out below:

(a)

if the other Party commits a material breach of any obligation set out in this Agreement, including, for greater certainty, any SOW, and (i) such breach is not capable of being cured, or (ii) if such breach is capable of being cured, the breaching Party fails to cure such breach within thirty (30) days of receipt of notice of such breach;

(b)

if the other party breaches its use rights, particularly in respect of allowing a Person other than Customer to utilize, directly or indirectly, Supplier’s intellectual property other than as set out in a SOW; or

(c)

if the other party ceases or threatens to cease to carry on its business, commits an act of bankruptcy, makes an assignment or bulk sale of its material assets, or proposes a compromise or arrangement to its creditors, is subject to any proceeding that is taken to protect the other Party from its creditors (otherwise than voluntarily for the purposes of a bona fide amalgamation or reconstruction), if a liquidator, receiver, examiner, administrator or administrator receiver is appointed over major part of the other Party’s business or takes steps in preparation of any of the events above, or if anything analogous occurs in relation to the other Party under the laws of any jurisdiction.

8.3.2

Effect of Termination for Cause. Upon termination of this Agreement by Supplier for cause, (i) all rights, licenses, consents and authorizations granted by Supplier to Customer hereunder will immediately terminate, and Customer will immediately cease all use of Services, notwithstanding any understanding or clause agreed to by the Parties, and (ii) all unpaid fees payable to Supplier shall become due and subject to immediately payment without further action by Supplier.

8.4	Termination for Convenience

(a)	Either Party may at any time terminate for convenience this Agreement or a SOW by notifying the other Party at least 180 days prior to the termination date.

(b)	All payments payable to Supplier determined under the applicable SOW, shall be paid within 30 days of termination of the Agreement and/or SOW as applicable.

8.5	Termination upon End of Customer’s Business

Customer may, at its discretion, terminate this Agreement and/or all or any of applicable SOW without incurring any fees or penalties to Customer by providing at least 3 months’ prior written notice to Supplier if (i) the shareholders of Customer determine to cause Customer to terminate the provision of QR code-based mobile payment system in the Japanese market and (ii) the board of directors of Customer resolves to terminate its provision of OR code-based mobile payment system in the Japanese market.

8.6	Event Upon Termination

8.6.1

Except as set out in Section 8.4 herein, all rights and licenses granted to the Customer shall cease upon the termination of this Agreement, subject to any exceptions set out in an applicable SOW. For the avoidance of doubt, all rights of the Customer as to the operational data and information shall continue to vest in Customer regardless of such termination.

8.6.2	In case of termination for convenience by Supplier as set out in Section 8.4 herein, Supplier shall provide Customer the Transition Out Services, pursuant to Section 4.3.1.

8.6.3	Each applicable SOW shall set out each Party’s obligations upon the termination of this Agreement or a SOW, in whole or in part.

8.6.4	Fees may become immediately payable subject to the termination case as set out under Sections 8.3 and 8.4 herein.

8.6.5	Neither the expiration nor the earlier termination of this Agreement will release either of the Parties from any obligation or liability that accrued prior to such expiration or termination.

8.6.6

The provisions of this Agreement requiring performance or fulfilment after the expiration or earlier termination of this Agreement, including Sections 1.1 (Definitions), 3.2 (Subcontracting), 5.1 (Tax Responsibility), 8.2 (SOW Term), Article 6 (Ownership), Article 7 (Confidentiality and Privacy), Article 9 (Representations, Warranties, Covenants and Indemnities), Section 9.3 (Limitation of Liability), Article 11 (Miscellaneous), and this Section, such other provisions as are necessary for the interpretation thereof and any other provisions hereof, the nature and intent of which is to survive termination or expiration of this Agreement, will survive the expiration or earlier termination of this Agreement.

ARTICLE 9

REPRESENTATIONS, WARRANTIES, COVENANTS AND INDEMNITIES

9.1	Representations, Warranties and Covenants

9.1.1	Each Party represents and warrants to and covenants with the other Party that:

(a)	this Agreement is a legal, valid, and binding obligation of the Party enforceable in accordance with its terms; and

(b)

the execution and delivery of this Agreement and the performance by the Party of its terms do not and will not conflict with and will not result in material breach of or default under any license, option or other agreement or instrument to which the Party is a party or by which such Party is bound.

9.1.2

Customer further represents and warrants to and covenants with the Supplier that: (a) its deployment, use of the Services and PAl System Data herein are only for Customer’s business purposes; (b) it shall only allow, whether directly or indirectly, a Person to handle any part of the Services, wholly or in part, subject to Customer’s compliance with this sub-section; (d) PayPay meets its obligations under this Agreement.

9.2	Indemnification

9.2.1

Customer will indemnify, defend, and hold Supplier, and their respective officers, directors, shareholders, employees and agents (each a “Supplier indemnified party”) from and against all Losses suffered or incurred by any of them directly arising from Customer’s:

(a)

material infringement of any trademark, patent, copyright, right of privacy, publicity, name or likeness, or any other Intellectual Property Right of a Third Party, or misappropriation or unauthorized use or disclosure of any trade secret of a Third Party,;

(b)	material breach of its obligations set out under this Agreement and an applicable SOW;

(c)	fraud, intentional misconduct or gross negligence by, including in respect of a breach of Article 9 (Representations, Warranties, Covenants and Indemnities) herein; or

(d)	violation of an Applicable Law.

9.2.2

Supplier will indemnify, defend, and hold Customer, and their respective officers, directors, shareholders, employees and agents (each a “Customer indemnified party”) from and against all Losses suffered or incurred by any of them directly arising from or in connection with Supplier’s:

(a)

material infringement of any trademark, patent, copyright, right of privacy, publicity, name or likeness, or any other Intellectual Property Right of a Third Party, or misappropriation or unauthorized use or disclosure of any trade secret of a Third Party, by the Supplier in relation to a Service provided under this Agreement;

(b)	material breach of its obligations set out under this Agreement and an applicable SOW;

(c)	fraud, intentional misconduct or gross negligence, including in respect of a breach of Article 9 herein; or

(d)	violation of an Applicable Law.

9.2.3	Procedure. The indemnifying party’s duty to indemnify the respective indemnitees under this Section 9.2 is subject to such indemnified party’s compliance with each of the following conditions:

(a)

Notice. The indemnified party promptly notify the indemnifying party of the Loss (except that the Indemnitees’ failure to promptly notify the indemnifying party of a Loss will not limit, impair or otherwise affect the indemnified party’s rights under this Section 9.2 unless the indemnifying party is prejudiced by that failure, and then only to the extent of the prejudice); and

(b)

Authority. The indemnified party give the indemnifying party full and complete authority (including settlement authority) and reasonable assistance (including reasonable access to information in the indemnitees’ possession) for that defense. However, the indemnifying party’s rights under this subsection are contingent on its agreement that it will not settle any claim without the Indemnitees’ prior written consent unless that settlement includes a full and final release of all claims against the Indemnitees and does not impose any obligations on the Indemnitees.

(c)

Additional Remedies. If any Service provided by Supplier is held in an infringement suit to infringe the Intellectual Property Rights of another Person or if in Supplier’s reasonable opinion a Service is likely to become the subject of such a Claim, Supplier will, at its own expense (i) obtain a license for Customer to continue using or receiving the Service; or (ii) modify, replace or re-perform the offending Service so it become non-infringing while giving substantially equivalent performance. If neither of the preceding is commercially feasible, Customer may elect to terminate this Agreement or the applicable SOW, in part or in full and all prepaid fees in respect of the remainder of the SOW term shall be refunded to Customer. This remedy under this subsection (c) shall be the sole remedy available to Customer in case of such a Claim as stipulated in this sub-section (c).

9.3	Limitation of Liability

9.3.1

Neither Party will be liable to the other Party for money damages with respect to this Agreement for an aggregate amount that exceeds the total amount paid or payable under the SOW to which the liability relates.

9.3.2	Sections 9.3.1 will not apply to limit:

(a)	a Party’s liability for a breach of Article 7 (Confidentiality and Privacy);

(b)	Supplier’s liability for a breach of Article 5 (Taxes); or

(c)	a Party’s liability arising out of bodily injury (including death).

9.3.3

In no event will a Party be liable to the other Party for indirect or consequential, exemplary, punitive or special damages related to this Agreement, nor losses of revenue, savings, profits, or goodwill, even if such Party has been advised of the possibility of such damages in advance, except in respect of Losses arising in respect of Section 9.1 (Representations, Warranties and Covenants).

9.3.4

This Section will apply irrespective of the nature of the cause of action, demand or Claim, including but not limited to, breach of contract (including fundamental breach), negligence, tort or any other legal theory, and will survive a fundamental breach or breaches of this Agreement or of any remedy contained herein.

9.3.5	The injured Party shall have a duty to exercise commercially reasonable efforts to mitigate its damages.

ARTICLE 10

FORCE MAJEURE

10.1	Force Majeure Event

10.1.1

If it becomes impossible for one Party to perform its obligations under this Agreement, or to enjoy the benefits of this Agreement, due to insurrection, war, riot, explosion, nuclear incident, fire, flood, earthquake, or other catastrophic event (“Force Majeure Event”), then the Party that failed to perform as a result of such Force Majeure Event (“Excused Party”) will not be liable for such failure provided that the Excused Party complies with the provisions of this Article.

10.1.2

The Excused Party will re-commence performance of the obligations that it has failed to perform as a result of the Force Majeure Event without delay, including through the use of alternate sources, workaround plans or other means.

10.1.3

The Excused Party will promptly notify the other Party of the Force Majeure Event or any reasonably anticipated Force Majeure Event, and will provide sufficient Documentation to establish to the reasonable satisfaction of the other Party the impact of the Force Majeure Event.

ARTICLE 11

MISCELLANEOUS

11.1	Governing Law and Attornment

This Agreement will be interpreted under, and any disputes arising out of this Agreement will be governed by, the laws of the Province of Ontario, Canada, without reference to its conflicts of law principles. The United Nations Convention on Contracts for the International Sale of Goods will not apply to the interpretation or enforcement of this Agreement. The Parties irrevocably consent to the exclusive jurisdiction of the provincial and federal courts located in the Province of Ontario, Canada, in connection with all actions arising out of or in connection with this Agreement, and waives any objections that venue is an inconvenient forum. The Parties agree that a final judgment in any such action or proceeding will be conclusive and may be enforced in any other jurisdiction (including the appropriate courts of the jurisdiction in which Customer is resident or in which any property or an office of Customer is located) by suit on the judgment or in any other manner provided by law.

11.2	Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and cancels and supersedes any other understandings and agreements between the Parties with respect thereto, whether written or oral, and whether made prior to or during the Term. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties other than as expressly set out in this Agreement. The Parties agree that this Agreement shall be effective as of the Effective Date regardless of the date of execution.

11.3	Severability

If any provision of this Agreement is determined by any court of competent jurisdiction to be invalid, illegal or unenforceable, that provision will be severed from this Agreement and the remaining provisions will continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either of the Parties.

11.4	Assignment

Neither Party may assign its rights and obligations under or transfer any of its interest in this Agreement, including by operation of law, without the prior consent of the other Party. Any attempt to so assign or transfer is null and void, except that Supplier may, without consent and upon written notice to Supplier, assign this Agreement or any rights or obligations hereunder in whole or in part: (a) to any Supplier Group Member; (b) to a purchaser of all or substantially all of the assets or entities that comprise an identifiable segment, portion, division or unit of a business of a Supplier Group Member; (c) to a successor in interest of a Supplier Group Member; (d) as part of a corporate reorganization, amalgamation, consolidation or merger; or (e) as otherwise expressly contemplated in this Agreement, in which case the assignee or transferee will be bound by, and Supplier will be released of, its obligations under this Agreement.

11.5	Benefit of this Agreement

This Agreement will enure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

11.6	Remedies

The rights and remedies of the Parties hereunder are limited to those set out herein.

11.7	Public Announcements

The Parties agree to participate in public announcements or disclosures, as agreed upon from time to time and acting reasonably in respect of Confidential Information of the Parties, to share certain details of the relationship between the Parties, including the existence of this Agreement and the provision of Services provided herein. In the event a disclosure is required by Applicable Law, including pursuant to securities rules or trade regulation, the disclosing Party shall not be in breach of Section 7.1.3(a) if the disclosing Party does not notify the other Party, so long as the disclosing Party limits the disclosure to the amount reasonably required to be disclosed under the rules.

Customer grants Supplier a non-transferable, non-sublicensable perpetual license to use its trade-marks or logos solely for any announcement as agreed upon or in respect of any disclosure to its advisors, investors, or under regulatory or other applicable law.

11.8	Notices

Each notice, consent, request, or other communication required or permitted under this Agreement will be in writing, will be delivered personally or email and a hard copy and will be addressed to the Parties at the addresses set forth in the introductory paragraph to this Agreement. Each notice, consent, request, or other communication will be deemed to have been received by the Party to whom it was addressed Each Party may change its address for purposes of this Agreement by giving written notice to the other Party in the manner set forth above.

11.9	Relationship of the Parties

Except where this Agreement expressly provides to the contrary, nothing contained in this Agreement will be deemed or construed by the Parties hereto, or by any Third Party, to create the relationship of partnership or joint venture or a relationship of principal and agent, employer-employee, master-servant, or franchisor-franchisee between Customer and Supplier and no provision contained herein will be deemed to create any relationship between the Parties hereto other than the relationship of independent parties contracting for services.

11.10	Amendments and Waivers

11.10.1

Except as otherwise expressly permitted or specified herein, this Agreement will not be amended or supplemented except by a SOW, Change Order or other mutual written agreement that: (a) is signed by the authorized signing officers of each of the Parties; and (b) expressly states that it is intended to amend or supplement, as the case may be, this Agreement. For greater certainty, all Statements of Work will, upon execution, form part of this Agreement and this Agreement will be deemed to be amended accordingly.

11.10.2

Unless provided herein, no waiver of any obligation or any remedy for breach of any provision of this Agreement will be effective or binding unless made in writing and signed by an authorized signing officer of the Party purporting to give the same and, unless otherwise provided, will be limited to the specific obligation or breach waived. The failure of any Party at any time to require performance by the other Party of any provision of this Agreement will not affect in any way the full right to require such performance at any subsequent time; nor will a waiver by any Party of a breach of any provision of this Agreement be taken or held to be a waiver of the provision itself. Consummation of the transactions contemplated herein will not be deemed a waiver of a Claim for breach of or inaccuracy in any representation, warranty or covenant or of any Party’s rights and remedies with regard thereto.

11.11	Currency

Except where otherwise expressly provided, all references to currency herein are to the lawful money of the United States.

11.12	Extended Meanings

In this Agreement, the term “and/or” means each and all of the persons, words, provisions or items connected by that term; i.e., it has a joint and several meaning. The word “will” means “shall” and “must”. All exhibits attached to or referenced in this Agreement are a part of and are incorporated in this Agreement. This Agreement will be interpreted according to the fair meaning of its terms.

11.13	Headings

The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

11.14 No Third-party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective permitted successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.15	Electronic Execution and Counterparts

Delivery of an executed signature page to this Agreement by any Party by electronic transmission will be as effective as delivery of a manually executed copy of this Agreement by such Party.

This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which taken together will be deemed to constitute one and the same instrument.

[Remainder of this page intentionally left blank. Signature pages to follow]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date set out below.

PAYPAY CORPORATION

By:	/s/ Ichiro Nakayama
	Name	Ichiro Nakayama
	Title	President and Representative Director
	Date	15 Aug 2019

PAYTM LABS INC.

By:	/s/ Harinder Takhar
	Name	Harinder Takhar
	Title	CEO, PAYTM LABS
	Date	05 Aug 2019